                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13(d)-2(a)

                               (Amendment No. 8)1

                               VCampus Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)

                           COMMON STOCK $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   92240C 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                  (212)753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  May 15, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the acquisition  which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original  and five copies of the  schedule,  including  all  exhibits.  See Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 33 Pages)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 2 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    135,375(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                10,921(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                135,375(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                10,921(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     146,294(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 3 of 33 Pages
----------------------                                    ----------------------

(1)         Includes (i) 21,123 shares of Common Stock issuable upon  conversion of shares  of Series C  Preferred  Stock and (ii)  33,516  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Partners, L.P.

(2)         Includes (i) 1,795 shares of Common Stock  issuable upon  conversion of shares  of Series C  Preferred  Stock  and (ii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P. Wheatley Partners, L.P. disclaims beneficial ownership of these securities.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 4 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    60,308(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                146,294(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                60,308(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                146,294(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     206,603(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 5 of 33 Pages
----------------------                                    ----------------------

(1)         Includes (i) 10,425 shares of Common Stock issuable upon exercise of warrants, (ii) 1,790 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock,  (iii) 1,818 shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock,  and  (iv)  41,700  shares  of  Common  Stock  issuable  upon conversion of shares of Series H Preferred  Stock,  all of which are held by Mr. Lieber.

(2)         Includes  (a) (i)  21,123  shares  of  Common  Stock  issuable  upon conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P.,
            (b)(i) 1,795  shares of Common Stock  issuable  upon  conversion  of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock issuable upon conversion of Series D Preferred  Stock,  all of which  are  held by  Wheatley  Foreign  Partners,  L.P.  Mr.  Lieber disclaims  beneficial  ownership of these securities  (except to the extent  of  his  respective  equity  interest,  in  respect  of  the securities  held by Wheatley  Partners,  L.P. and  Wheatley  Foreign
            Partners, L.P.).

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 6 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    1,664,523(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                152,634(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,664,523(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                152,634(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,817,157(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     58.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 7 of 33 Pages
----------------------                                    ----------------------

(1)         Includes  (a)(i)  347,908  shares  of  Common  Stock  issuable  upon exercise of warrants,  (ii) 4,584  shares of Common  Stock  issuable upon conversion of shares of Series C Preferred  Stock,  (iii) 4,545 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, (iv) 227,685 shares of Common Stock issuable upon conversion of Series F Preferred Stock, (v) 232,443 shares of Common
            Stock issuable upon conversion of Series F-1 Preferred  Stock,  (vi)
            107,024  shares of Common Stock  issuable upon  conversion of Series
            F-2 Preferred  Stock,  (vii) 426,190 shares of Common Stock issuable upon conversion of Series G Preferred Stock, (viii) 45,900 shares of
            Common Stock issuable upon  conversion of Series H Preferred  Stock, and (ix) 5,000  shares of Common  Stock  issuable  upon  exercise of options,  all of which are held by Mr.  Fingerhut,  and (b)(i) 9,185 shares of Common Stock issuable upon exercise of warrants,  (ii) 358 shares of Common Stock issuable upon  conversion of shares of Series
            C Preferred  Stock, and (iii) 37,640 shares of Common Stock issuable upon conversion of shares of Series G Preferred  Stock, all of which are held by an account for which Mr.  Fingerhut  has sole voting and dispositive power.

(2)         Includes  (a) (i)  21,123  shares  of  Common  Stock  issuable  upon conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,795 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock issuable upon conversion of shares of Series D Preferred Stock all of  which  are  held by  Wheatley  Foreign  Partners,  L.P.  Mr.
            Fingerhut disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 8 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    358(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                146,294(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                358(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                146,294(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     146,652 (1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 9 of 33 Pages
----------------------                                    ----------------------

(1)         Includes  358 shares of Common Stock  issuable  upon  conversion  of shares of Series C Preferred Stock which are held by Mr. Lieber.

(2)         Includes  (a) (i)  21,123  shares  of  Common  Stock  issuable  upon conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b) (i) 1,795 shares of Common Stock issuable upon conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Wheatley Foreign Partners,  L.P. Mr.
            Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 10 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    639(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                146,294(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                639 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                146,294(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     146,934 (1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 11 of 33 Pages
----------------------                                    ----------------------

(1)         Includes  358 shares of Common Stock  issuable  upon  conversion  of shares of Series C Preferred Stock which are held by Mr. Lieber.

(2)         Includes  (a) (i)  21,123  shares  of  Common  Stock  issuable  upon conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b) (i) 1,795 shares of Common Stock issuable upon conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Wheatley Foreign Partners,  L.P. Mr.
            Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 12 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    10,921(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                135,375(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                10,921(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                135,375(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     146,294 (1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 13 of 33 Pages
----------------------                                    ----------------------

(1)         Includes (i) 1,795 shares of Common Stock  issuable upon  conversion of shares  of Series C  Preferred  Stock  and (ii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P.

(2)         Includes (i) 21,123 shares of Common Stock issuable upon  conversion of shares  of Series C  Preferred  Stock and (ii)  33,516  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred  Stock, all of which are held by Wheatley  Partners,  L.P.
            Wheatley Foreign Partners,  L.P. disclaims  beneficial  ownership of these securities.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 14 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    78,841(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                78,841(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     78,841 (1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 15 of 33 Pages
----------------------                                    ----------------------

(1)         Includes (i) 15,625 shares of Common Stock issuable upon  conversion
            of  warrants,   (ii)  716  shares  of  Common  Stock  issuable  upon
            conversion  of shares of Series C Preferred  Stock and (iii)  62,500 shares of Common Stock issuable upon  conversion of shares of Series
            H Preferred Stock, all of which are held by Seneca Ventures.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 16 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    60,665(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                60,665(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     60,665 (1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 17 of 33 Pages
----------------------                                    ----------------------

(1)         Includes (i) 10,425 shares of Common Stock issuable upon  conversion of  warrants,  (ii)  2,148  shares of  Common  Stock  issuable  upon conversion of shares of Series C Preferred Stock, (iii) 1,818 shares of  Common  Stock  issuable  upon  conversion  of shares of Series D
            Preferred Stock and (iv) 41,700 shares of Common Stock issuable upon conversion of shares of Series H Preferred  Stock,  all of which are held by Woodland Partners.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 18 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    104,966 (1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                104,966 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     104,966 (1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 19 of 33 Pages
----------------------                                    ----------------------

(1)         Includes (i) 20,850 shares of Common Stock issuable upon  conversion
            of  warrants,   (ii)  716  shares  of  Common  Stock  issuable  upon
            conversion  of shares of Series C Preferred  Stock and (iii)  83,400 shares of Common Stock issuable upon  conversion of shares of Series
            H Preferred Stock, all of which are held by Woodland Venture Fund.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 20 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Brookwood Partners, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    26,000 (1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                26,000 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     26,000 (1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 21 of 33 Pages
----------------------                                    ----------------------

(1)         Includes (i) 5,200  issuable  upon  conversion  of warrants and (ii)
            20,800 shares of Common Stock issuable upon  conversion of shares of
            Series  H  Preferred  Stock,  all of  which  are  held by  Brookwood
            Partners, LP.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 22 of 33 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Pamela Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    6,340 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                6,340 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,340 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 23 of 33 Pages
----------------------                                    ----------------------

            The following  constitutes  Amendment  No. 8 ("Amendment  No. 8") to
Schedule 13D, as amended to date, filed by the undersigned (the "Schedule 13D").
Except as specifically amended by this Amendment No. 8, the Schedule 13D remains in full force and effect.

            Item 2 is hereby amended to add the following:

            17.   (a)  Brookwood  Partners,  LP, a New York general  partnership
                       ("Brookwood Partners").
                  (b)  Address:    68 Wheatley Road
                                   Brookville, NY 11545
                  (c)  Principal Business:     Investments

            Item 3 is hereby amended to add the following:

Item 3.     Source and Amount of Funds or Other Consideration.
            -------------------------------------------------

            On May 15, 2003, Barry Fingerhut,  Irwin Lieber, Brookwood Partners,
Seneca  Ventures,  Woodland  Partners  and Woodland  Venture Fund  acquired in a private  placement  transaction 459 units,  417 units, 208 units, 625 units, 417 units and 834 units,  respectively.  Each unit is  composed  of (i) one share of
Series H Preferred Stock, each of which shares is convertible into 100 shares of
Common Stock and (ii) warrants to purchase  twenty-five  shares of Common Stock, which warrants are immediately  exercisable and such conversion right terminates on May 15, 2008. The conversion  right of the Series H Preferred  Stock does not expire. The purchase price of these securities was $110,160,  $100,080, $49,920,
$150,000,  $100,080 and $200,160,  respectively.  Barry Fingerhut, Irwin Lieber,
Brookwood Partners, Seneca Ventures, Woodland Partners and Woodland Venture Fund
acquired  these  securities  with  their  respective  personal  funds or working capital and other funds.

            Items 5 (a) and (b) are hereby  amended to read in their entirety as follows:

Item 5.     Interest in Securities of the Issuer.
            ------------------------------------

            (a)  The  following  table  sets  forth  the  aggregate  number  and percentage  (based on 1,581,306 shares of Common Stock outstanding as of May 15,
2003 as reported in the  Issuer's  report for the period ended March 31, 2003 on
Form 10-Q filed with the Securities and Exchange Commission on May 15, 2003).

                                      Shares of Common       Percentage of Shares
                                          Stock                of Common Stock
Name                                 Beneficially Owned       Beneficially Owned
----                                 ------------------       ------------------

Wheatley Partners, L.P.(1)                  146,294                 8.9
Barry Rubenstein(2)                         416,767                21.9
Irwin Lieber(3)                             206,603                12.2
Barry Fingerhut(4)                        1,817,157                58.8

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 24 of 33 Pages
----------------------                                    ----------------------

Wheatley Partners, LLC(5)                   146,294                 8.9
Seth Lieber(6)                              146,934                 9.0
Jonathan Lieber(7)                          146,652                 8.9
Wheatley Foreign Partners, L.P.(8)          146,294                 8.9
Woodland Partners(9)                         60,665                 3.7
Marilyn Rubenstein(10)                      270,473                14.6
Seneca Ventures(11)                          78,841                 4.7
Woodland Venture Fund(12)                   104,966                 6.2
Brookwood Partners (13)                      26,000                 1.6
Woodland Services Corp.(14)                 183,807                10.4
Pamela Fingerhut                              6,340                 0.4
---------------------
(1)         Includes (i) 21,123 shares of Common Stock issuable upon  conversion of shares  of Series C  Preferred  Stock and (ii)  33,516  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred  Stock, all of which are held by Wheatley  Partners,  L.P.
            Also  includes  (i)  1,795  shares  of Common  Stock  issuable  upon conversion  of  shares of Series C  Preferred  Stock and (ii)  2,847 shares of Common Stock issuable upon  conversion of shares of Series
            D  Preferred  Stock,  all of  which  are  held by  Wheatley  Foreign
            Partners,   L.P.  Wheatley  Partners,   L.P.  disclaims   beneficial
            ownership of these securities.

(2)         Includes   (a)(i)  21,123  shares  of  Common  Stock  issuable  upon
            conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P.,
            (b)(i) 1,795  shares of Common Stock  issuable  upon  conversion  of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock,  all of which are held by Wheatley  Foreign  Partners,  L.P.,
            (c)(i)  10,425  shares of Common  Stock  issuable  upon  exercise of warrants, (ii) 2,148 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock,  (iii) 1,818 shares of Common
            Stock issuable upon conversion of shares of Series D Preferred Stock and (iv) 10,425 shares of Common Stock  issuable upon  conversion of shares  of  Series  H  Preferred  Stock,  all of  which  are held by
            Woodland  Partners,  (d)(i) 15,625  shares of Common Stock  issuable upon exercise of warrants,  (ii) 716 shares of Common Stock issuable upon  conversion  of shares of Series C Preferred  Stock,  and (iii)
            62,500 shares of Common Stock issuable upon  conversion of shares of
            Series H Preferred  Stock, all of which are held by Seneca Ventures,
            (e)(i)  20,850  shares of Common  Stock  issuable  upon  exercise of warrants,  (ii) 716 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock,  and (iii) 83,400  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  H
            Preferred Stock, all of which are held by Woodland Venture Fund, and
            (f) (i) 5,200  shares of Common  Stock  issuable  upon  exercise  of warrants  and (iii)  20,800  shares of Common  Stock  issuable  upon conversion of shares of Series H Preferred  Stock,  all of which are held by Brookwood  Partners.  Mr.  Rubenstein  disclaims  beneficial

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 25 of 33 Pages
----------------------                                    ----------------------

            ownership  of  these  securities,   except  to  the  extent  of  his
            respective equity interest therein.

(3)         Includes (i) 10,425 shares of Common Stock issuable upon exercise of warrants, (ii) 1,790 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock,  (iii) 1,818 shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock,  and  (iv)  41,700  shares  of  Common  Stock  issuable  upon conversion of shares of Series H Preferred  Stock,  all of which are held by Mr.  Lieber.  Also  includes (a) (i) 21,123 shares of Common
            Stock issuable upon conversion of shares of Series C Preferred Stock and (ii) 33,516 shares of Common Stock  issuable upon  conversion of shares  of  Series  D  Preferred  Stock,  all of  which  are held by
            Wheatley  Partners,  L.P.,  (b) (i) 1,795  shares  of  Common  Stock issuable upon  conversion of shares of Series C Preferred  Stock and
            (ii) 2,847 shares of Common Stock issuable upon conversion of Series
            D  Preferred  Stock,  all of  which  are  held by  Wheatley  Foreign
            Partners,  L.P. Mr. Lieber disclaims  beneficial  ownership of these securities,  except to the extent of his respective  equity interest therein.

(4)         Includes  (a)(i)  347,908  shares  of  Common  Stock  issuable  upon exercise of warrants,  (ii) 4,584  shares of Common  Stock  issuable upon conversion of shares of Series C Preferred  Stock,  (iii) 4,545 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, (iv) 227,685 shares of Common Stock issuable upon conversion of Series F Preferred Stock, (v) 232,443 shares of Common
            Stock issuable upon conversion of Series F-1 Preferred  Stock,  (vi)
            107,024  shares of Common Stock  issuable upon  conversion of Series
            F-2 Preferred  Stock,  (vii) 426,190 shares of Common stock issuable upon  conversion  of the Series G  Preferred  Stock,  (viii)  45,900 shares of Common  stock  issuable  upon  conversion  of the Series H
            Preferred Stock, and (ix) 5,000 shares of Common Stock issuable upon exercise of  options,  all of which are held by Mr.  Fingerhut,  and
            (b)(i)  9,185  shares of Common  Stock  issuable  upon  exercise  of warrants,  (ii) 358 shares of Common Stock issuable upon  conversion of shares of Series C  Preferred  Stock and (iii)  37,640  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  G
            Preferred  Stock,  all of which are held by an account for which Mr.
            Fingerhut  has sole  voting and  dispositive  power.  Also  includes
            (a)(i)  21,123 shares of Common Stock  issuable  upon  conversion of shares of Series C Preferred  Stock and (ii) 33,516 shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Wheatley Partners, L.P., and (b) (i)
            1,795 shares of Common Stock  issuable upon  conversion of shares of
            Series C  Preferred  Stock and (ii)  2,847  shares  of Common  Stock issuable upon conversion of shares of Series D Preferred  Stock, all of which are held by Wheatley Foreign  Partners,  L.P. Mr. Fingerhut disclaims  beneficial  ownership of these securities,  except to the extent of his respective equity interest therein.

(5)         Includes   (a)(i)  21,123  shares  of  Common  Stock  issuable  upon
            conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b) (i) 1,795 shares of Common Stock issuable upon conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock,  all of which are held by  Wheatley  Foreign  Partners,  L.P.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 26 of 33 Pages
----------------------                                    ----------------------

            Wheatley  Partners,  LLC  disclaims  beneficial  ownership  of these securities,  except to the extent of its respective  equity interest therein.

(6)         Includes  358 shares of Common Stock  issuable  upon  conversion  of shares of Series C  Preferred  Stock  which are held by Mr.  Lieber.
            Also  includes (a) (i) 21,123  shares of Common Stock  issuable upon conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b) (i) 1,795 shares of Common Stock issuable upon conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Wheatley Foreign Partners,  L.P. Mr.
            Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

(7)         Consists of 358 shares of Common Stock  issuable upon  conversion of shares of Series C  Preferred  Stock  which are held by Mr.  Lieber.
            Also  includes (a) (i) 21,123  shares of Common Stock  issuable upon conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b) (i) 1,795 shares of Common Stock issuable upon conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Wheatley Foreign Partners,  L.P. Mr.
            Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

(8)         Includes (i) 1,795 shares of Common Stock  issuable upon  conversion of shares  of Series C  Preferred  Stock  and (ii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P. Also  includes (i) 21,123 shares of Common Stock  issuable upon conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners,  L.P.
            Wheatley Foreign Partners,  L.P. disclaims  beneficial  ownership of these securities.

(9)         Includes (i) 10,425 shares of Common Stock issuable upon exercise of warrants, (ii) 2,148 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock,  (iii) 1,818 shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock,  and  (iv)  41,700  shares  of  Common  Stock  issuable  upon conversion of shares of Series H Preferred  Stock,  all of which are held by Woodland Partners.

(10)        Includes (a)(i) 10,425 shares of Common Stock issuable upon exercise of  warrants,  (ii)  2,148  shares of  Common  Stock  issuable  upon conversion of shares of Series C Preferred Stock, (iii) 1,818 shares of  Common  Stock  issuable  upon  conversion  of shares of Series D
            Preferred Stock and (iv) 41,700 shares of Common Stock issuable upon conversion of shares of Series H Preferred  Stock,  all of which are held by Woodland  Partners,  (b)(i)  15,625  shares of Common  Stock issuable upon exercise of warrants,  (ii) 716 shares of Common Stock issuable upon conversion of shares of Series C Preferred  Stock, and
            (iii) 62,500  shares of Common Stock  issuable  upon  conversion  of

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 27 of 33 Pages
----------------------                                    ----------------------

            shares of Series H Preferred  Stock, all of which are held by Seneca
            Ventures,  (c)(i)  20,850  shares  of  Common  Stock  issuable  upon exercise of warrants,  (ii) 716 shares of Common Stock issuable upon conversion of shares of Series C Preferred  Stock,  and (iii) 83,400 shares of Common Stock issuable upon  conversion of shares of Series
            H Preferred  Stock,  all of which are held by Woodland Venture Fund, and (d) (i) 5,200 shares of Common Stock  issuable  upon exercise of warrants  and (iii)  20,800  shares of Common  Stock  issuable  upon conversion of shares of Series H Preferred  Stock,  all of which are held by Brookwood  Partners.  Mrs. Rubenstein  disclaims  beneficial
            ownership  of  these  securities,   except  to  the  extent  of  her
            respective equity interest therein.

(11)        Consists of (i) 15,625 shares of Common Stock issuable upon exercise
            of  warrants,   (ii)  716  shares  of  Common  Stock  issuable  upon
            conversion of shares of Series C Preferred  Stock,  and (iii) 62,500 shares of Common Stock issuable upon  conversion of shares of Series
            H Preferred Stock, all of which are held by Seneca Ventures.

(12)        Consists of (i) 20,850 shares of Common Stock issuable upon exercise
            of  warrants,   (ii)  716  shares  of  Common  Stock  issuable  upon
            conversion of shares of Series C Preferred  Stock,  and (iii) 83,400 shares of Common Stock issuable upon  conversion of shares of Series
            H Preferred Stock, all of which are held by Woodland Venture Fund.

(13)        Consists of (i) 5,200 shares of Common Stock  issuable upon exercise of warrants  and (ii) 20,800  shares of Common Stock  issuable  upon conversion of shares of Series H Preferred  Stock,  all of which are held by Brookwood Partners.

(14)        Consists  of (a) (i) 15,625  shares of Common  Stock  issuable  upon exercise of warrants,  (ii) 716 shares of Common Stock issuable upon conversion of shares of Series C Preferred  Stock,  and (iii) 62,500 shares of Common Stock issuable upon  conversion of shares of Series
            H Preferred  Stock, all of which are held by Seneca Ventures and (b)
            (i)  20,850  shares  of  Common  Stock  issuable  upon  exercise  of warrants,  (ii) 716 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock,  and (iii) 83,400  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  H
            Preferred  Stock,  all of which are held by Woodland  Venture  Fund.
            Woodland  Services  Corp.  disclaims  beneficial  ownership of these securities,  except to the extent of its respective  equity interest therein.

            (b) Wheatley has sole power to vote and dispose of 135,375 shares of
Common  Stock,  representing  approximately  8.3% of the  outstanding  shares of
Common  Stock and may be  deemed to have  shared  power to vote and  dispose  of
10,921  shares of Common  Stock,  representing  less than 1% of the  outstanding shares of Common Stock.

            Wheatley Foreign has sole power to vote and dispose of 10,921 shares of Common Stock,  representing less than 1% of the outstanding  shares of Common
Stock and may be deemed to have  shared  power to vote and  dispose  of  135,375 shares of  Common  Stock,  representing  approximately  8.3% of the  outstanding shares of Common Stock.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 28 of 33 Pages
----------------------                                    ----------------------

            By virtue of being the  general  partner of  Wheatley  and a general partner of Wheatley  Foreign,  Wheatley  Partners,  LLC ("Wheatley  LLC") may be
deemed to have  shared  power to vote and  dispose of  146,294  shares of Common
Stock,  representing  approximately  8.9% of the  outstanding  shares  of Common
Stock.

            By virtue  of his being a member  and  Chief  Executive  Officer  of
Wheatley LLC, a general partner of Woodland Partners, Seneca Ventures,  Woodland
Venture Fund and Brookwood  Partners and the President and sole  shareholder  of
Woodland Services Corp.,  Barry Rubenstein may be deemed to have shared power to vote and dispose of 416,767 shares of Common Stock,  representing  approximately
21.9% of the outstanding shares of Common Stock.

            Irwin Lieber has sole power to vote and dispose of 60,308  shares of
Common Stock, representing 3.7% of the outstanding shares of Common Stock and by virtue of his being a member and President,  Secretary and Treasurer of Wheatley
LLC,  Mr.  Lieber  may be deemed to have  shared  power to vote and  dispose  of
146,294  shares  of  Common  Stock,  representing   approximately  8.9%  of  the
outstanding shares of Common Stock.

            Barry  Fingerhut  has sole power to vote and  dispose  of  1,664,523 shares of Common  Stock,  representing  approximately  49.4% of the  outstanding shares of Common Stock.  This number includes 47,383 shares of Common Stock held by an account for which Mr. Fingerhut has sole voting and dispositive  power. By virtue of his being a member and  Executive  Vice  President of Wheatley LLC and being the spouse of Pamela Fingerhut, Mr. Fingerhut may be deemed to have shared power to vote and  dispose  of  152,634  shares  of Common  Stock,  representing approximately  9.3% of the  outstanding  shares of  Common  Stock.  This  number includes 6,340 shares of Common Stock held by Pamela Fingerhut.

            Jonathan  Lieber has sole power to vote and dispose of 358 shares of
Common Stock,  representing  less than 1.0% of the outstanding  shares of Common
Stock and by virtue of being a member and Vice  President  of Wheatley  LLC, Mr.
Lieber may be deemed to have shared power to vote and dispose of 146,294  shares of Common Stock,  representing  approximately  8.9% of the outstanding shares of
Common Stock.

            Seth  Lieber  has sole  power to vote and  dispose  of 639 shares of
Common Stock,  representing  less than 1.0% of the outstanding  shares of Common
Stock and by virtue of his being a member and Vice  President  of Wheatley  LLC,
Mr.  Lieber may be deemed to have  shared  power to vote and  dispose of 146,294 shares of  Common  Stock,  representing  approximately  8.9% of the  outstanding shares of Common Stock.

            Woodland  Partners  has sole  power to vote and  dispose  of  60,665 shares of Common Stock,  representing  3.7% of the outstanding  shares of Common
Stock.

            By virtue of her being a general  partner of Woodland  Partners  and the Secretary and Treasurer of Woodland  Services  Corp.,  a general  partner of
Seneca Ventures and Woodland Venture Fund,  Marilyn  Rubenstein may be deemed to have  shared  power to vote and  dispose  of  270,473  shares of  Common  Stock, representing 14.6% of the outstanding shares of Common Stock.

            Seneca  Ventures has sole power to vote and dispose of 78,841 shares of Common Stock, representing 4.7% of the outstanding shares of Common Stock.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 29 of 33 Pages
----------------------                                    ----------------------

            Woodland  Venture Fund has sole power to vote and dispose of 104,966 shares of Common Stock,  representing  6.2% of the outstanding  shares of Common
Stock.

            Brookwood  Partners  has sole  power to vote and  dispose  of 26,000 shares of Common Stock,  representing  1.6% of the outstanding  shares of Common
Stock.

            By  virtue of its being a general  partner  of Seneca  Ventures  and
Woodland  Venture Fund,  Woodland  Services  Corp.  may be deemed to have shared power to vote and dispose of 183,807 shares of Common Stock,  representing 10.4%
of the outstanding shares of Common Stock.

            Pamela  Fingerhut has sole power to vote and dispose of 6,340 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common
Stock.

            Item 5(c) is supplemented as follows:

            (c)  The  following   transactions  occurred  since  the  filing  of
Amendment No. 7.

            On May 15, 2003, Barry Fingerhut,  Irwin Lieber, Brookwood Partners,
Seneca  Ventures,  Woodland  Partners  and Woodland  Venture Fund  acquired in a private  placement  transaction 459 units,  417 units, 208 units, 625 units, 417 units and 834 units,  respectively  for a purchase price of $110,160,  $100,080,
$49,920, $150,000, $100,080 and $200,160,  respectively.  Each share of Series H
Preferred  Stock is initially  convertible  into 100 shares of Common Stock at a conversion  price of $2.40  per  share.  The  conversion  right of the  Series H
Preferred  Stock does not  expire.  Barry  Fingerhut,  Irwin  Lieber,  Brookwood
Partners,  Seneca  Ventures,  Woodland  Partners and Woodland  Venture Fund also received  5-year  warrants to purchase an  aggregate of 11,475,  10,425,  5,200,
15,625,  10,425 and 20,850 shares of Common Stock at an exercise  price of $5.00 per share. Such warrants expire on May 15, 2008.

            Item 7 is hereby amended in its entirety to read as follows:

Item 7.     Material to be Filed as Exhibits.

            1. Joint Filing  Agreement  dated as of May 23, 2003 among  Wheatley
Partners,  L.P.,  Wheatley Foreign  Partners,  L.P.,  Seneca Ventures,  Woodland
Partners,  Woodland Venture Fund,  Brookwood  Partners,  L.P., Barry Rubenstein,
Irwin  Lieber,  Seth  Lieber,   Jonathan  Lieber,  Pamela  Fingerhut  and  Barry
Fingerhut.

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 30 of 33 Pages
----------------------                                    ----------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 23, 2003                     WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners, LLC,
                                            a General Partner

                                        By: /s/ Irwin Lieber
                                            ------------------------------------
                                                Irwin Lieber, President

                                        /s/ Irwin Lieber
                                        ----------------------------------------
                                            Irwin Lieber

                                        /s/ Barry Fingerhut
                                        ----------------------------------------
                                            Barry Fingerhut

                                        /s/ Pamela Fingerhut
                                        ----------------------------------------
                                            Pamela Fingerhut

                                        /s/ Jonathan Lieber
                                        ----------------------------------------
                                            Jonathan Lieber

                                        /s/ Seth Lieber
                                        ----------------------------------------
                                            Seth Lieber

                                        WHEATLEY FOREIGN PARTNERS, L.P.
                                        By:  Wheatley Partners, LLC, a General
                                             Partner

                                        By:  /s/ Irwin Lieber
                                             -----------------------------------
                                                 Irwin Lieber, President

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 31 of 33 Pages
----------------------                                    ----------------------

               [Signature page for Schedule 13D Amendment No. 8]

                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

                                        BROOKWOOD PARTNERS, LP

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 32 of 33 Pages
----------------------                                    ----------------------

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13D,
Amendment No. 8 dated May 23, 2003 with respect to the shares of Common Stock of
VCampus  Corporation and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance  with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but not all of which shall constitute one and the same instrument.

Dated: May 23, 2003                     WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners, LLC,
                                            a General Partner

                                        By: /s/ Irwin Lieber
                                            ------------------------------------
                                                Irwin Lieber, President

                                        /s/ Irwin Lieber
                                        ----------------------------------------
                                            Irwin Lieber

                                        /s/ Barry Fingerhut
                                        ----------------------------------------
                                            Barry Fingerhut

                                        /s/ Pamela Fingerhut
                                        ----------------------------------------
                                            Pamela Fingerhut

                                        /s/ Jonathan Lieber
                                        ----------------------------------------
                                            Jonathan Lieber

                                        /s/ Seth Lieber
                                        ----------------------------------------
                                            Seth Lieber

                                        WHEATLEY FOREIGN PARTNERS, L.P.
                                        By:  Wheatley Partners, LLC, a General
                                             Partner

                                        By:  /s/ Irwin Lieber
                                             -----------------------------------
                                                 Irwin Lieber, President

----------------------                                    ----------------------
CUSIP No. 92240C 10 0                 13D                    Page 33 of 33 Pages
----------------------                                    ----------------------

               [Signature page for Schedule 13D Amendment No. 8]

                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

                                        BROOKWOOD PARTNERS, LP

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner